Exhibit 99.1

Release Immediately
06-20-S

HERCULES ANNOUNCES RECEIPT OF COURT OPINION

WILMINGTON, DE, JULY 13, 2006 . . . Hercules Incorporated (NYSE: HPC) announced today that on July 13, 2006, the United States Court of Appeals for the Eighth Circuit affirmed the Final Judgment entered on June 6, 2005, by the United States District Court in Arkansas in a lawsuit captioned United States of America v. Vertac Chemical Corp., et al. (Civil No. 4:80CV00109 GH, U.S. District Court, Eastern District of Arkansas, Western Division) (the “Vertac Lawsuit”).

In that Final Judgment, the District Court held in favor of the United States and against Hercules for $119.3 million. The District Court also held Uniroyal Chemical Limited (“Uniroyal”) jointly and severally liable with Hercules for $110.4 million of that amount. The Final Judgment also provided that both Hercules and Uniroyal are responsible for any additional response costs incurred or to be incurred by the United States after June 1, 1998, as well as post-judgment interest running from the date of the Final Judgment. In addition, the District Court re-affirmed its prior allocation holding which allocated 2.6% of the $110.4 million in response costs for which Uniroyal is jointly and severally liable, or $2.9 million, to Uniroyal, and the balance to Hercules. The Final Judgment also found Uniroyal liable to Hercules for 2.6% of the response costs previously incurred by Hercules of approximately $27.4 million, or $0.7 million.

The Company, together with its outside trial and appellate counsel, is reviewing the Court’s opinion and evaluating its alternatives, which include seeking a re-hearing before the Court of Appeals and/or seeking review by the United States Supreme Court. As described in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”), the Company previously determined that it had a probable and reasonably estimable liability of $14.8 million plus interest and established an accrual related to this litigation in that amount in March 2005, with interest continuing to accrue on that amount. Upon completion of the review and evaluation described in the first sentence of this paragraph, the Company will make any necessary adjustments to that accrual and to its financial statements, which will be included in the second quarter 2006 Form 10-Q to be filed with the SEC.

The Vertac Lawsuit, which was initially filed in 1980, and which has been described in the Company’s periodic reports filed with the SEC, is a cost-recovery action brought by the United States on behalf of the United States Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 for the recovery of costs incurred and to be incurred with respect to the remediation of a facility located in Jacksonville, Arkansas, which was owned by the Company and others at various times.

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.
This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as the outcome of any actions taken by Hercules as a result of the review and evaluation of its alternatives, including whether Hercules is successful in seeking a rehearing before the Court of Appeals and/or review by the United States Supreme Court, and the extent to which Hercules prevails if any such rehearing or review is granted.  Accordingly, there can be no assurance that Hercules will be successful in obtaining a rehearing or review, or that Hercules will prevail if such a rehearing or review is obtained.  Further, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:   John S. Riley (302) 594-6025
Investor Contact:    Stuart L. Fornoff (302) 594-7151